Cathay General Bancorp Announces First Quarter 2017 Results

LOS ANGELES, April 19, 2017 /PRNewswire/ -- Cathay General Bancorp (the "Company", NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $48.9 million, or $0.61 per share, for the first quarter of 2017.

FINANCIAL PERFORMANCE

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
Net income	$48.9 million	$48.0 million	$46.2 million
Basic earnings per common share	$0.61	$0.61	$0.58
Diluted earnings per common share	$0.61	$0.60	$0.57
Return on average assets	1.42%	1.37%	1.43%
Return on average total stockholders' equity	10.73%	10.52%	10.66%
Efficiency ratio	43.66%	45.39%	46.92%

FIRST QUARTER HIGHLIGHTS

  Diluted earnings per share increased 7% to $0.61 per share for the first quarter of 2017 compared to $0.57 per share for the same quarter a year ago.
  Total loans increased $164 million, or 6% annualized, excluding loans held for sale, to $11.4 billion for the quarter.

"For the first quarter of 2017, our total loans increased $164 million or 6% annualized to $11.4 billion. Also, our net interest margin increased to 3.49% during the first quarter compared to 3.36% in the fourth quarter of 2016 mainly as a result of the payoff of high cost borrowings and higher interest rates," commented Pin Tai, Chief Executive Officer and President of the Company.

"We are happy to announce that on March 20, 2017, the Federal Reserve Board approved our application to acquire SinoPac Bancorp, the parent of Far East National Bank," added Dunson Cheng, Executive Chairman of the Board of the Company. The acquisition remains subject to receipt of Taiwan regulatory approvals and the satisfaction of customary conditions.

FIRST QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended March 31, 2017, was $48.9 million, an increase of $2.8 million, or 6.0%, compared to net income of $46.2 million for the same quarter a year ago. Diluted earnings per share for the quarter ended March 31, 2017, was $0.61 compared to $0.57 for the same quarter a year ago.

Return on average stockholders' equity was 10.73% and return on average assets was 1.42% for the quarter ended March 31, 2017, compared to a return on average stockholders' equity of 10.66% and a return on average assets of 1.43% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $9.7 million, or 9.5%, to $112.1 million during the first quarter of 2017 compared to $102.4 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from loans and a decrease in interest expense from securities sold under agreements to repurchase, partially offset by a decrease in interest income from investment securities.

The net interest margin was 3.49% for the first quarter of 2017 compared to 3.42% for the first quarter of 2016 and 3.36% for the fourth quarter of 2016.

For the first quarter of 2017, the yield on average interest-earning assets was 4.07%, the cost of funds on average interest-bearing liabilities was 0.80%, and the cost of interest-bearing deposits was 0.69%. In comparison, for the first quarter of 2016, the yield on average interest-earning assets was 4.09%, the cost of funds on average interest-bearing liabilities was 0.89%, and the cost of interest-bearing deposits was 0.69%. The decrease in the yield on average interest earning assets resulted mainly from higher deposits at the Federal Reserve Bank. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.27% for the quarter ended March 31, 2017, compared to 3.20% for the same quarter a year ago.

Reversal for credit losses

Reversal for credit losses was $2.5 million for the first quarter of 2017 compared to $10.5 million for the first quarter of 2016. The reversal for credit losses was based on a review of the appropriateness of the allowance for loan losses at March 31, 2017. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(In thousands)
Charge-offs:
Commercial loans	$ 1,204	$ 920	$ 2,069
Real estate loans (1)	555	118	259
Total charge-offs	1,759	1,038	2,328
Recoveries:
Commercial loans	491	424	987
Construction loans	49	46	7,276
Real estate loans(1)	296	1,592	155
Total recoveries	836	2,062	8,418
Net charge-offs	$ 923	$ (1,024)	$ (6,090)

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $6.7 million for the first quarter of 2017, a decrease of $823 thousand, or 10.9%, compared to $7.5 million for the first quarter of 2016.

Non-interest expense

Non-interest expense increased $315 thousand, or 0.6%, to $51.9 million in the first quarter of 2017 compared to $51.6 million in the same quarter a year ago. For the first quarter of 2017, amortization of investments in affordable housing and alternative energy partnerships increased $2.1 million offset by a $1.1 million decrease in salary and employee benefit expenses and a $1.1 million decrease in other operating expense when compared to the same quarter a year ago. The efficiency ratio was 43.7% in the first quarter of 2017 compared to 46.9% for the same quarter a year ago.

Income taxes

The effective tax rate for the first quarter of 2017 was 29.5% compared to 32.9% for the first quarter of 2016. The effective tax rate includes the impact of low income housing tax credits and alternative energy tax investments. Income tax expense for the first quarter of 2017 was also reduced by $2.6 million in benefits from the distribution of restricted stock units and exercises of stock options.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $11.4 billion at March 31, 2017, an increase of $164 million, or 1.5%, from $11.2 billion at December 31, 2016. The increase was primarily due to $140.4 million, or 5.8%, in residential mortgage loans, $120.8 million, or 2.1%, in commercial mortgage loans, and $6.1 million, or 1.1%, in real estate construction loans partially offset by decreases of $95.9 million, or 4.3%, in commercial loans. The loan balances and composition at March 31, 2017, compared to December 31, 2016, and to March 31, 2016, are presented below:

	March 31, 2017	December 31, 2016	March 31, 2016
	(In thousands)
Commercial loans	$ 2,152,269	$ 2,248,187	$ 2,251,187
Residential mortgage loans	2,584,477	2,444,048	2,043,789
Commercial mortgage loans	5,906,084	5,785,248	5,445,574
Equity lines	163,877	171,711	168,284
Real estate construction loans	554,218	548,088	453,469
Installment & other loans	4,584	3,993	1,344

Gross loans	$ 11,365,509	$ 11,201,275	$ 10,363,647

Allowance for loan losses	(115,544)	(118,966)	(134,552)
Unamortized deferred loan fees	(4,395)	(4,994)	(7,585)

Total loans, net	$ 11,245,570	$ 11,077,315	$ 10,221,510
Loans held for sale	$ 5,835	$ 7,500	$ -

Total deposits were $11.6 billion at March 31, 2017, a decrease of $87 million, or 0.7%, from $11.7 billion at December 31, 2016, and an increase of $1.3 billion, or 12.2%, from $10.3 billion at March 31, 2016. The deposit balances and composition at March 31, 2017, compared to December 31, 2016, and to March 31, 2016, are presented below:

	March 31, 2017	December 31, 2016	March 31, 2016
	(In thousands)
Non-interest-bearing demand deposits	$ 2,472,895	$ 2,478,107	$ 2,059,073
NOW deposits	1,260,232	1,230,445	992,278
Money market deposits	2,295,622	2,198,938	1,923,114
Savings deposits	727,342	719,949	602,154
Time deposits	4,831,184	5,047,287	4,747,497
Total deposits	$ 11,587,275	$ 11,674,726	$ 10,324,116

ASSET QUALITY REVIEW

At March 31, 2017, total non-accrual loans were $48.0 million, a decrease of $1.7 million, or 3.5%, from $49.7 million at December 31, 2016, and an increase of $3.4 million, or 7.4%, from $44.6 million at March 31, 2016.

The allowance for loan losses was $115.5 million and the allowance for off-balance sheet unfunded credit commitments was $3.4 million at March 31, 2017, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $115.5 million allowance for loan losses at March 31, 2017, decreased $3.5 million, or 2.9%, from $119.0 million at December 31, 2016. The allowance for loan losses represented 1.02% of period-end gross loans, excluding loans held for sale, and 240.9% of non-performing loans at March 31, 2017. The comparable ratios were 1.06% of period-end gross loans, excluding loans held for sale, and 239.5% of non-performing loans at December 31, 2016. The changes in non-performing assets and troubled debt restructurings at March 31, 2017, compared to December 31, 2016, and to March 31, 2016, are highlighted below:

(Dollars in thousands)	March 31, 2017	December 31, 2016	% Change	March 31, 2016	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ -	-
Non-accrual loans:
Construction loans	5,361	5,458	(2)	6,179	(13)
Commercial mortgage loans	21,117	20,078	5	28,537	(26)
Commercial loans	13,865	15,710	(12)	2,645	424
Residential mortgage loans	7,613	8,436	(10)	7,282	5
Total non-accrual loans:	$ 47,956	$ 49,682	(3)	$ 44,643	7
Total non-performing loans	47,956	49,682	(3)	44,643	7
Other real estate owned	19,865	20,070	(1)	27,271	(27)
Total non-performing assets	$ 67,821	$ 69,752	(3)	$ 71,914	(6)
Accruing troubled debt restructurings (TDRs)	$ 80,419	$ 65,393	23	$ 90,172	(11)
Non-accrual loans held for sale	$ 5,835	$ 7,500	(22)	$ -	100

Allowance for loan losses	$ 115,544	$ 118,966	(3)	$ 134,552	(14)

Total gross loans outstanding, at period-end (1)	$ 11,365,509	$ 11,201,275	1	$ 10,363,647	10

Allowance for loan losses to non-performing loans, at period-end (2)	240.94%	239.45%		301.40%
Allowance for loan losses to gross loans, at period-end (1)	1.02%	1.06%		1.30%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.5% at March 31, 2017, compared to 0.5% at December 31, 2016. Total non-performing assets decreased $2.0 million, or 2.8%, to $67.8 million at March 31, 2017, compared to $69.8 million at December 31, 2016, primarily due to a decrease of $1.7 million, or 3.5%, in non-accrual loans and a decrease of $205 thousand, or 1.0%, in other real estate owned.

CAPITAL ADEQUACY REVIEW

At March 31, 2017, the Company's common equity Tier 1 capital ratio of 13.05%, Tier 1 risk-based capital ratio of 14.06%, total risk-based capital ratio of 15.14%, and Tier 1 leverage capital ratio of 11.77%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2016, the Company's common equity Tier 1 capital ratio was 12.84%, Tier 1 risk-based capital ratio was 13.85%, total risk-based capital ratio was 14.97%, and Tier 1 leverage capital ratio was 11.57%.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its first quarter 2017 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 4551475. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 34 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank's website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com. Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our pending acquisition of SinoPac Bancorp, including the possibility that any of the anticipated benefits of the proposed acquisition will not be realized or will not be realized within the expected time period; the failure to satisfy conditions to completion of the proposed acquisition or the merger of Cathay Bank and Far East National Bank, including receipt of required regulatory approvals; the failure of the proposed acquisition or the merger of Cathay Bank and Far East National Bank to be completed for any reason; the inability to complete the proposed acquisition or the merger of Cathay Bank and Far East National Bank in a timely manner; the risk that integration of SinoPac Bancorp's and Far East National Bank's operations with those of the Company and Cathay Bank will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed acquisition on the Company's, SinoPac Bancorp's, Far East National Bank's or the combined companies' respective customer relationships and operating results; the possibility that the proposed acquisition may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2017	December 31, 2016	March 31, 2016

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 112,114	$ 109,902	$ 102,368
Reversal for credit losses	(2,500)	-	(10,500)
Net interest income after reversal for credit losses	114,614	109,902	112,868
Non-interest income	6,718	7,961	7,541
Non-interest expense	51,886	53,503	51,571
Income before income tax expense	69,446	64,360	68,838
Income tax expense	20,505	16,345	22,675
Net income	$ 48,941	$ 48,015	$ 46,163

Net income per common share
Basic	$ 0.61	$ 0.61	$ 0.58
Diluted	$ 0.61	$ 0.60	$ 0.57

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18

SELECTED RATIOS
Return on average assets	1.42%	1.37%	1.43%
Return on average total stockholders' equity	10.73%	10.52%	10.66%
Efficiency ratio	43.66%	45.39%	46.92%
Dividend payout ratio	34.24%	34.79%	30.72%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.07%	4.00%	4.09%
Total interest-bearing liabilities	0.80%	0.86%	0.89%
Net interest spread	3.27%	3.14%	3.20%
Net interest margin	3.49%	3.36%	3.42%

CAPITAL RATIOS	March 31, 2017	December 31, 2016	March 31, 2016
Common Equity Tier 1 capital ratio	13.05%	12.84%	12.60%
Tier 1 risk-based capital ratio	14.06%	13.85%	13.67%
Total risk-based capital ratio	15.14%	14.97%	14.93%
Tier 1 leverage capital ratio	11.77%	11.57%	11.73%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	March 31, 2017	December 31, 2016	March 31, 2016

Assets
Cash and due from banks	$ 190,522	$ 218,017	$ 192,642
Short-term investments and interest bearing deposits	630,058	967,067	432,384
Securities available-for-sale (amortized cost of $1,230,785 at March 31, 2017, $1,317,012 at December 31, 2016, and $1,476,424 at March 31, 2016)	1,227,729	1,314,345	1,485,124
Loans held for sale	5,835	7,500	-
Loans	11,365,509	11,201,275	10,363,647
Less: Allowance for loan losses	(115,544)	(118,966)	(134,552)
Unamortized deferred loan fees, net	(4,395)	(4,994)	(7,585)
Loans, net	11,245,570	11,077,315	10,221,510
Federal Home Loan Bank stock	17,250	17,250	17,250
Other real estate owned, net	19,865	20,070	27,271
Affordable housing investments and alternative energy partnerships, net	245,854	251,077	212,795
Premises and equipment, net	105,025	105,607	108,231
Customers' liability on acceptances	11,300	12,182	26,843
Accrued interest receivable	35,690	37,299	32,517
Goodwill	372,189	372,189	372,189
Other intangible assets, net	2,749	2,949	3,497
Other assets	114,321	117,902	129,766

Total assets	$ 14,223,957	$ 14,520,769	$ 13,262,019

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,472,895	$ 2,478,107	$ 2,059,073
Interest-bearing deposits:
NOW deposits	1,260,232	1,230,445	992,278
Money market deposits	2,295,622	2,198,938	1,923,114
Savings deposits	727,342	719,949	602,154
Time deposits	4,831,184	5,047,287	4,747,497
Total deposits	11,587,275	11,674,726	10,324,116

Securities sold under agreements to repurchase	150,000	350,000	400,000
Advances from the Federal Home Loan Bank	325,000	350,000	475,000
Other borrowings for affordable housing investments	17,614	17,662	17,792
Long-term debt	119,136	119,136	119,136
Acceptances outstanding	11,300	12,182	26,843
Other liabilities	155,731	168,524	164,459
Total liabilities	12,366,056	12,692,230	11,527,346
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 88,022,322 issued and 79,811,679 outstanding at March 31, 2017, 87,820,920 issued and 79,610,277 outstanding at December 31, 2016, and 87,047,371 issued and 78,836,728 outstanding at March 31, 2016	880	878	870
Additional paid-in-capital	892,583	895,480	882,825
Accumulated other comprehensive income/(loss), net	(3,642)	(3,715)	(1,073)
Retained earnings	1,207,669	1,175,485	1,091,640
Treasury stock, at cost (8,210,643 shares at March 31, 2017, at December 31, 2016, and at March 31, 2016)	(239,589)	(239,589)	(239,589)

Total equity	1,857,901	1,828,539	1,734,673
Total liabilities and equity	$ 14,223,957	$ 14,520,769	$ 13,262,019

Book value per common share	$ 23.16	$ 22.80	$ 21.88
Number of common shares outstanding	79,811,679	79,610,277	78,836,728

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended
	March 31, 2017	December 31, 2016	March 31, 2016
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 124,910	$ 124,570	$ 114,890
Investment securities	4,406	4,452	6,859
Federal Home Loan Bank stock	412	977	347
Deposits with banks	1,076	669	249

Total interest and dividend income	130,804	130,668	122,345

INTEREST EXPENSE
Time deposits	10,982	11,150	10,857
Other deposits	4,446	4,311	3,640
Securities sold under agreements to repurchase	1,550	3,633	3,934
Advances from Federal Home Loan Bank	288	217	106
Long-term debt	1,424	1,455	1,440

Total interest expense	18,690	20,766	19,977

Net interest income before reversal for credit losses	112,114	109,902	102,368
Reversal for credit losses	(2,500)	-	(10,500)

Net interest income after reversal for credit losses	114,614	109,902	112,868

NON-INTEREST INCOME
Securities (losses)/gains, net	(466)	1,757	(206)
Letters of credit commissions	1,123	1,241	1,281
Depository service fees	1,508	1,369	1,323
Other operating income	4,553	3,594	5,143

Total non-interest income	6,718	7,961	7,541

NON-INTEREST EXPENSE
Salaries and employee benefits	25,871	26,035	26,931
Occupancy expense	4,699	4,728	4,369
Computer and equipment expense	2,724	2,417	2,580
Professional services expense	4,256	4,705	4,368
Data processing service expense	2,532	2,401	2,250
FDIC and State assessments	2,520	2,072	2,589
Marketing expense	871	1,778	796
Other real estate owned expense	61	244	295
Amortization of investments in low income housing and alternative energy partnerships	4,850	4,638	2,794
Amortization of core deposit intangibles	172	172	172
Other operating expense	3,330	4,313	4,427

Total non-interest expense	51,886	53,503	51,571

Income before income tax expense	69,446	64,360	68,838
Income tax expense	20,505	16,345	22,675
Net income	$ 48,941	$ 48,015	$ 46,163

Net income per common share:
Basic	$ 0.61	$ 0.61	$ 0.58
Diluted	$ 0.61	$ 0.60	$ 0.57

Cash dividends paid per common share	$ 0.21	$ 0.21	$ 0.18
Basic average common shares outstanding	79,703,593	79,171,401	79,734,519
Diluted average common shares outstanding	80,413,178	80,007,934	80,393,849

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	March 31, 2017		December 31, 2016		March 31, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$11,289,364	4.49%	$11,080,313	4.47%	$10,290,571	4.49%
Taxable investment securities	1,234,071	1.45%	1,339,848	1.32%	1,555,849	1.77%
FHLB stock	17,250	9.69%	18,290	21.25%	17,250	8.09%
Deposits with banks	486,045	0.90%	560,896	0.47%	164,598	0.61%

Total interest-earning assets	$13,026,730	4.07%	$12,999,347	4.00%	$12,028,268	4.09%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,237,398	0.17%	$ 1,144,082	0.17%	$ 965,779	0.16%
Money market deposits	2,276,057	0.65%	2,176,268	0.65%	1,925,410	0.63%
Savings deposits	713,198	0.16%	666,867	0.17%	620,627	0.16%
Time deposits	4,857,876	0.92%	4,982,911	0.89%	4,900,488	0.89%
Total interest-bearing deposits	$ 9,084,529	0.69%	$ 8,970,128	0.69%	$ 8,412,304	0.69%
Securities sold under agreements to repurchase	189,444	3.32%	350,000	4.13%	400,000	3.96%
Other borrowed funds	101,546	1.15%	148,675	0.58%	84,784	0.50%
Long-term debt	119,136	4.85%	119,136	4.86%	119,136	4.86%
Total interest-bearing liabilities	9,494,655	0.80%	9,587,939	0.86%	9,016,224	0.89%

Non-interest-bearing demand deposits	2,471,165		2,400,404		2,033,694

Total deposits and other borrowed funds	$11,965,820		$11,988,343		$11,049,918

Total average assets	$13,997,964		$13,992,093		$12,972,572
Total average equity	$ 1,850,254		$ 1,814,981		$ 1,741,744

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652